Ex. 99(p)-3

                                 CODE OF ETHICS
                            ADOPTED UNDER RULE 17J-1
                                       FOR
                             KEELEY INVESTMENT CORP.
                        EFFECTIVE AS OF SEPTEMBER 8, 1993
                       (AS AMENDED THROUGH AUGUST 8, 2000)

I.       DEFINITIONS

         A. "Access Person" means any director, officer or Advisory Person of the Fund or the Adviser.

         B.       "Act" means the Investment Company Act of 1940, as amended.

         C. "Administrator" means the party appointed by the Fund and under contract with it to administer the operation of the Fund. On the date of the most recent amendment to the Code, the Administrator is Sunstone Financial Group, Inc.

         D.       "Adviser" means Keeley Asset Management, Inc.

         E. "Advisory Person" of the Fund or the Adviser means: (i) any employee of the Fund, the Adviser or of any company in a control relationship to the Fund or the Adviser, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

         F. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         G. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, by virtue of having a pecuniary interest except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

         H.       "Board" means the board of directors of the Fund.

         I. "Code" means this Code of Ethics, as it may be amended from time to time.

         J. "Control" has the same meaning as that set forth in Section 2(a)(9) of the Act.

         K. "Covered Security" means a security defined in Section 2(a)(36) of the Act, except that it does not include: (I) direct obligations of the Government of the United States;
                  (ii) Bankers' acceptances , bank certificate of deposit, commercial paper and high quality short-term instruments, including repurchase agreements; (iii) and shares issued by open-end Funds.

         L. "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

         M.       "Fund" means Keeley Small Cap Value Fund, Inc.

         N. "Investment Personnel" means any employee of the Fund or the Adviser, or of any company in a control relations to the Fund or the Adviser who, in connection with his or her regular function or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, and any natural person who controls the Fund or the Adviser and who obtains

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                  information concerning recommendations made to the Fund
                  regarding the purchase or sale of securities by the Fund.

        O. "IPO" means an offering of securities register under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) f the Securities Exchange Act of 1934.

        P. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6).or pursuant to rule 504, 505 or 506 under the Securities Act of 1933

        Q. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

        R. "Security Held or to be acquired by the Fund" means (i) any Covered Security which, within the most recent 15 days (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or its Adviser for purchase by the Fund; and (ii)any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

II.      EXEMPTED TRANSACTIONS

         The prohibitions of Section III of the Code shall not apply to:

         A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         B. Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

         C. Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

         D. Purchases which are part of an automatic dividend reinvestment plan.

         E. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         F. Purchases of U.S. Government securities and repurchase agreements thereon, bank certificates of deposit, commercial paper and interests in companies registered as open end investment companies under the Act.

         G. Transactions which categories the Board shall have approved because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

III.     PROHIBITED PURCHASES AND SALES

         Except in a transaction exempted by Section II of the Code:

         A. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Fund or is being purchased or sold by the Fund. Allowances may be made subject to prior approval from John L. Keeley, Jr., or in the case of Mr. Keeley's personal transactions, such person who may

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                  be designated, from time to time, by the Board to approve such transactions. Any such trades occurring without such prior preapproval are subject to cancellation.

         B. Investment Personnel shall not purchase any security which is part of an IPO or a Limited Offering, except with the prior approval of the Fund or the Adviser (or with respect to Mr. Keeley's personal transactions, such person who may be designated, from time to time, by the Board to approve such transactions).

Nothing herein shall prohibit any Advisory Person (including an Advisory Person who is an Access Person) from making recommendations for, and effecting, purchases or sales of securities for the Fund at the same time as such person recommends, and effects, transactions for any other managed account, even if the Advisory Person has a beneficial interest in such other managed account, provided that if the transaction or recommendations for the Fund and the other managed account or accounts are the same (I.E., both for purchases or for sales), the securities so purchased or sold are allocated on a pro rata basis based on average price, such allocations to the Fund are fair and equitable compared to allocations to the Advisory Person's other managed accounts, and the transactions otherwise comply with the provisions of the Act and the rules and regulations issued thereunder.

IV.      OTHER RESTRICTIONS

         A. No Access Person shall accept, from any person who does business with the Fund, any gift or other gratuity; provided, however, that his provision shall not prohibit any Access Person from accepting any item which has a nominal value (i.e. $25 or less), nor shall it prohibit the acceptance of traditional holiday gifts of food or similar items given or made available to all personnel of the adviser or underwriter of a nominal value with respect to each person benefiting therefrom.

         B. No Access Person shall serve as a member of the board of directors of any entity which has a class of securities registered under the Securities Exchange Act of 1934, or whose securities are listed for trading on any stock exchange or are traded or quoted in the over-the-counter market, unless the Board shall specifically preapprove such Access Person's so serving.

V.       REPORTING

         A. Except as provided in Section V.C of the Code, every Access Person shall report to the Fund the information described in
                  Section V.D of the Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         B. Each person required to report information under Section V.D (other than a disinterested director) shall direct all brokers which whom he maintains an account or transacts brokerage business to supply to the Fund or its designee, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Copies of these statements are then delivered by the Fund to the Administrator. The Administrator reviews the trading activities of all Access Persons within a 7 day trading window of all Fund transactions.

         C. A disinterested director of the Fund need only report a transaction in a security if such director, at the time of such transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or its investment adviser.

         D. Every report required to be made by Section V.A of the Code shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

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                  1.       The date of the transaction, the title and the
                           number of shares, and the principal amount of each security involved;

                  2. The nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

                  3.       The price at which the transaction was effected; and

                  4. The name of the broker, dealer or bank with or through whom the transaction was effected.

                  E. Each person who becomes an Access Person, other than a disinterested director, on or before becoming an Access Person, shall report to the Fund or its designee all of his personal security holdings.

         F. Each Access Person, other than a disinterested director, shall report to the Fund or its designee on an annual basis all of his personal security holdings.

         G. Any report filed pursuant to Section V.A, V.E or V.F of the Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

         H.       Each Access Person who shall not file a report under
                  Section V.A. for any quarter (including disinterested directors) shall certify to the Fund that no report was required for such quarter.

         I. Each Access Person shall certify to the Fund, on an annual basis, that he has read and understands the Code, recognizes that he is subject to it, has complied with the requirements of the Code and has disclosed or reported all personal securities transactions required to be disclosed or reported by him under the Code.

         J. Management of the Fund shall prepare an annual report to the Board that summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year, identities any violations requiring significant remedial action during the past year, and identifies any recommended changes in existing restriction or procedures based upon the Fund's experience under the Code, evolving industry practices, or development in applicable laws or regulations.

         K. The Board shall review the Code, consider changes and amendments, and renew the Code on an annual basis.

VI.      SANCTIONS

         Upon discovering a violation of the Code, the Board may impose such sanctions as it deems appropriate.




                                                            CERTIFICATION

                                                     The undersigned, the duly
                                                     elected secretary of Keeley
                                                     Small Cap Value Fund, Inc.
                                                     (the "Fund"), does hereby
                                                     certify that the foregoing
                                                     Code of Ethics (the "Code")
                                                     is in the form last amended
                                                     by the Board of Directors
                                                     of the Fund at a meeting
                                                     duly called and convened on
                                                     August 12, 1999, at which
                                                     meeting all of the members
                                                     of the Board of Directors,
                                                     including all of the
                                                     directors who are not
                                                     "interested persons" of the
                                                     Fund, as such

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                                                     term is defined under the
                                                     Investment Company Act of
                                                     1940, voted in favor of
                                                     adoption of the Code.

                                                     Dated:  August 12, 1999


                                                       -------------------------
                                                                Secretary

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